As filed with the Securities and Exchange Commission on June 5, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST FOUNDATION INC.

(Exact name of registrant as specified in its charter)

Delaware	20-8639702
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

200 Crescent Court, Suite 1400 Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

First Foundation Inc. 2024 Equity Incentive Plan

(Full title of plan)

Erica Dorsett

Executive Vice President, General Counsel

First Foundation Inc.

200 Crescent Court, Suite 1400

Dallas, Texas 75201

(469) 638-9636

(Name, address, including zip code, and telephone number, including area code of agent for service)

With copies to:

Joshua A. Dean, Esq.

Sheppard, Mullin, Richter & Hampton LLP

650 Town Center Drive, Tenth Floor

Costa Mesa, California 92626

(714) 513-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by First Foundation Inc. (the “Company”) with the Commission are hereby incorporated by reference in this Registration Statement:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 28, 2024, including the information specifically incorporated by reference in such Annual Report from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on April 18, 2024;

●	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 9, 2024;

●	The Company’s Current Reports on Form 8-K filed with the Commission on February 27, 2024, March 21, 2024, and May 29, 2024, and the amendment to the Company’s Current Report on Form 8-K filed with the Commission on May 9, 2024, with respect to the Current Report on Form 8-K filed with the Commission on November 17, 2023 (except for any portions of such Current Reports on Form 8-K furnished pursuant to Item 2.02 and/or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission); and

●	The description of the Company’s common stock contained in the registration statement on Form 8-A, filed with the Commission on May 19, 2014, as amended by the registration statement on Form 8-A/A (Amendment No. 1), filed with the Commission on October 30, 2015, as the description therein has been updated and superseded by the description of the Company’s common stock contained in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 2, 2020, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits the Company to indemnify its directors, officers, employees and agents, or other persons who are or were serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (referred to as an “indemnitee”), against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The indemnitee must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the Company’s right, indemnification may be made only for expenses actually and reasonably incurred by the indemnitee in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company. No indemnification shall be made if such person shall have been adjudged liable to the Company, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant indemnitee is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Section 145(g) of the DGCL also provides that the Company may maintain insurance against liabilities even if the Company would lack the power under the DGCL to indemnify against those liabilities.

Article VI of the Company’s Bylaws provides that the Company will indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other (a “Proceeding”), other than an action by or in the Company’s right, by reason of the fact that such person is or was a director or officer of the Company, or while such person is or was a director or officer of the Company, is or was serving at the Company’s request as a director, officer, employee, member, manager, trustee or agent of another corporation, limited liability company, partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), damages, losses, liabilities, judgments, fines, penalties, ERISA excise taxes, amounts paid or payable in settlement, any federal, state, local or foreign taxes, and all other charges paid or payable by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Company’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

The Company’s Bylaws further state that this indemnification shall not be deemed exclusive of any other rights to which the indemnified person may be entitled, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of that person.

Article VIII of the Company’s Certificate of Incorporation includes provisions regarding indemnification of directors and officers of the Company which are similar to those contained in Article VI of the Company’s Bylaws.

The Company has entered into indemnification agreements with its directors and executive officers. Those indemnification agreements require that the Company, among other things, (i) indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the Company’s best interests), (ii) advance the expenses such directors or executive officers may incur as a result of or in connection with the defense of any proceeding brought against them as to which they could be indemnified, subject to an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification, and (iii) obtain officers’ & directors’ liability insurance if available on reasonable terms.

The Company maintains standard policies of insurance under which coverage is provided (a) to directors and officers of the Company against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by it to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the registrant’s directors, officers or controlling persons pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification for violations of state securities laws may be limited by applicable laws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit	Description
4.1	Certificate of Incorporation of First Foundation Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed on October 29, 2015).

4.2	Certificate of Amendment to Certificate of Incorporation of First Foundation Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on June 10, 2022).

4.3	Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on February 27, 2024).

5.1	Opinion of Sheppard Mullin Richter & Hampton, LLP.

10.1	First Foundation Inc. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on May 29, 2024).

23.1	Consent of Eide Bailly LLP.

23.2	Consent of Sheppard Mullin Richter & Hampton, LLP (included in Exhibit 5.1).

24	Power of Attorney (included in signature page).

107	Calculation of Fee Table

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on June 5, 2024.

FIRST FOUNDATION INC.

By	/s/ SCOTT F. KAVANAUGH
Scott F. Kavanaugh
Chief Executive Officer

POWER OF ATTORNEY

The officers and directors of First Foundation Inc. whose signatures appear below hereby constitute and appoint Scott F. Kavanaugh, Ulrich E. Keller, Jr. and James Britton, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do everything necessary to accomplish the foregoing, as fully to all intents and purposes as he or she might or could do in person, and each of the undersigned does hereby ratify and confirm all that each of said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ SCOTT F. KAVANAUGH	Chief Executive Officer and Director	June 5, 2024
Scott F. Kavanaugh	(Principal Executive Officer)

/s/ JAMES BRITTON	Chief Financial Officer	June 5, 2024
James Britton	(Principal Financial and Accounting Officer)

/s/ ULRICH E. KELLER, JR.	Chairman and Director	June 5, 2024
Ulrich E. Keller, Jr.

/s/ MAX BRIGGS	Director	June 5, 2024
Max Briggs

/s/ JOHN HAKOPIAN	Director	June 5, 2024
John Hakopian

/s/ DAVID LAKE	Director	June 5, 2024
David Lake

/s/ ELIZABETH PAGLIARINI	Director	June 5, 2024
Elizabeth Pagliarini

/s/ MITCHELL ROSENBERG	Director	June 5, 2024
Mitchell Rosenberg

/s/DIANE RUBIN	Director	June 5, 2024
Diane Rubin

/s/ JACOB SONENSHINE	Director	June 5, 2024
Jacob Sonenshine

/s/ GABRIEL VAZQUEZ	Director	June 5, 2024
Gabriel Vazquez

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